Exhibit 2.4

                                Contract of Sale

     This Contract of Sale, made as of November 8, 2001, by and between McMahan Properties, Inc., formerly known as McMahan Enterprises, Inc. ("Seller"), an Oregon corporation having its principal office at 3959 West 1820 South, Salt Lake City, Utah 84104 and Lumenis Holdings Inc. ("Buyer"), a Delaware corporation having its principal office at c/o Lumenis, Inc., 2400 Condensa Street, Santa Clara, California 95051.

     1. Sale. Seller agrees to sell and Buyer agrees to buy the premises ("Premises") known as 3959 West 1820 South, Salt Lake City, Utah, as more particularly described on Exhibit A hereto.

     2. Price. The sales price is two million five hundred thousand ($2,500,000) dollars. The price shall be paid by any or a combination of: bank check, certified check or cash. Each such check shall be drawn on a national or local bank, then currently dated, without endorsements. Certified checks shall be from Buyer or First American Title Company to Seller. The parties shall cooperate in good faith to effect a wire transfer as per Seller's direction.

     3. Closing. The date of closing shall be on or before November 30, 2001. The place of closing shall be at the office of First American Title Insurance Company, Buyer's title insurer, in Salt Lake City, Utah, or alternative office reasonably selected by Buyer and reasonably acceptable to Seller.

     4. Condition. Seller agrees that, at closing, the Premises shall be in their present condition, subject to ordinary wear and tear.

     In the event of damage by casualty of any kind, including fire, explosion, windstorm or contamination, Buyer shall have the option of either cancelling this Contract, if the cost of repair is reasonably estimated to exceed twenty (20%) percent of the price or to close title with abatement in the price in the amount of the reasonably estimated cost of repair and restoration. If the cost of repair and restoration is twenty (20%) percent or less of the price, then the price shall be reduced by the reasonably estimated cost or repair and restoration.

     Similarly, if, at closing, the Premises are subject to any claim to condemn all or any portion of the Premises, then, unless the claim is for an immaterial road widening, Buyer shall have the option of terminating this Contract, by notice, or closing with an equitable abatement in the price. Seller represents (this representation to survive closing) that Seller has not received any notice of a pending condemnation

     5. Equipment. Seller shall transfer to Buyer all production equipment utilized in the manufacture of ion laser heads.

     6. Title. (a) Seller agrees that title to the Premises shall be insurable in accordance with the form of title commitment annexed hereto. In addition to the provisions as to title insurance in the next paragraph of this Section, Seller agrees to perform such acts as are reasonably necessary to enable the title insurer to provide such title insurance. These acts include the furnishing of affidavits of title and proof of authority to convey. Seller shall pay the title insurance premium for Buyer's title insurance including endorsements up to a maximum of $6,700.

     (b) Seller agrees that, subject to payment of the premium and furnishing of proof of Buyer's authority, Buyer shall receive, at closing, from First American Title Insurance Company (the "Title Insurer") an agreement to issue a title insurance policy, at standard premium, in the amount of $2,500,000 of insurance insuring that title to the Premises is vested in Buyer, and that said title insurance commitment shall be in the form of the form of commitment annexed hereto as Exhibit B. The exceptions as agreed to are called the "Permitted Exceptions." Seller shall provide Buyer and the Title Insurer with Seller's affidavit that there are no tenants or persons in possession other than are discussed in Section 18 of this Contract.

     At closing, the parties shall deliver to the Title Insurer a closing instruction letter pursuant to which the Title Insurer shall agree to issue the contemplated title insurance.

     7. Adjustments. The following shall be prorated at closing: real estate taxes and other governmental impositions for the Premises. Seller shall fully discharge all betterment assessments which may have been levied prior to closing, regardless of whether payable after closing. Title insurer closing costs shall be split evenly between Seller and Buyer.

     8. Default. If Seller defaults, Buyer shall have the remedies of damages and specific performance after notice from Buyer of the default and five (5) business days in which to cure the default. The grace period provided in this Section shall not extend Seller's time to close, as that obligation may be set forth in the Other Contract. If Buyer defaults for five (5) business days after notice, Seller shall have the remedies provided by law, subject to the Other Contract.

     9. Notices. Notices pursuant to this Contract shall be sent by any of certified mail, return receipt requested, Federal Express or hand delivery to the parties at their respective addresses as set forth in this Contract. Seller shall also send copies of each notice it sends to Buyer to Buyer's attorneys RubinBaum LLC. 30 Rockefeller Plaza, New York, New York 10112, Attention Edward Klimerman, Esq. Buyer shall also send copies of each notice it send to Seller to Seller's attorneys Stoel Rives, LLP, Suite 1100, One Utah Center, 201 South Main Street, Salt Lake City, Utah 84111 Attention Richard H. Johnson, II, Esq.

     10. Cross Default. (a) In connection with this Contract, Buyer or a vendee or vendees related to Buyer has entered into a contract ("Other Contract"), dated on or about the date of this Contract, with Linda H. McMahan, Executor of the Estate of William H. McMahan, as seller, providing for the sale of stock of FISMA Corporation, Instruments for Medicine & Diagnostics, Inc. and Instruments for Surgery.

     (b) A default by the "Seller" under the Other Contract shall be deemed to be also a default of the Seller under this Contract. A default by the "Buyer" under the Other Contract shall be deemed to be also a default by the Buyer under this Contract. If the "Seller" under Other Contract has the right to terminate the Other Contract, the Seller under this Contract shall also have the right to terminate this Contract. It the "Buyer" under the Other Contract has the right to terminate the Other Contract, the Buyer under this Contract shall also have the right to terminate this Contract.

     (c) Seller shall not terminate this Contract without also terminating the Other Contract; any termination by the "Seller", under the Other Contract, of the Other Contract shall automatically terminate this Contract, effective as of the said date of termination. Buyer shall not terminate this Contract without simultaneously having the Other Contract terminated by the "Buyer" under the Other Contract and no termination by Buyer of this Contract shall be effective unless the Other Contract terminates. Any termination by the Buyer under the Other Contract, of the Other Contract shall terminate this Contract, effective as of the said date of termination.

     (d) The closings under this Contract and the Other Contract shall be simultaneous. Any adjournment under the Other Contract shall automatically be an adjournment under this Contract, notwithstanding any provision of this Contract to the contrary.

     (e) It is the agreement of the parties that, notwithstanding any circumstance whatsoever including willful default by either party, title shall either close simultaneously under this Contract and the Other Contract or not at all.

     11. Utilities and Access. Seller represents that the Premises (l) are served by and connected with the necessary utilities, including without limitation, water, gas, electricity, storm sewer, sanitary sewer and telephone, which utilities run from the premises to a public street without crossing other premises; and (2) have legal access to public roads.

     12. Outstanding Requirements/Taxes. Seller warrants and represents that:

     (a) To the best of Seller's knowledge, there are no outstanding requirements or recommendations by any governmental body, mortgagee or any insurance company, except for letter dated July 16, 2001 from Safeco Property & Casualty annexed as Exhibit E, requiring or recommending any repairs or work to be done on the Premises.

     (b) To the best of Seller's knowledge, the current real estate taxes plus all other governmental impositions on the Premises are not more than $35,000 per annum. The Premises are not subject to any exemption or abatement . In addition, the currently payable real estate taxes do not reflect any "phase-in" of any previous tax increase. Seller has not been notified of any tax increase. The Premises constitute one tax lot.

     (c) The representations in this Section survive the closing for one (1) year.

     13. Attorney's fees; interest. Whenever either party defaults in the performance of this Contract, the non-defaulting party shall be reimbursed by the defaulting party for such attorney's fees and other expenses as the non defaulting party may reasonably incur in connection with the default.

     In addition to the remedies available for default, whenever any party defaults in the payment of any sum due the other, the defaulting party shall pay interest on the default amount at fifteen (15%) percent per annum, not to exceed the highest rate permitted by law.

     14. Examination. Prior to the closing, Buyer may, at reasonable times, inspect the Premises and examine and make copies of documents and records used in the operation of the Premises, including without limitation, service agreements, leases, utility bills, fuel bills, and insurance policies. Seller shall assist Buyer in making inquiries of governmental officials.

     15. Legal Occupancy. (a) Seller represents that to the best of Seller's knowledge the Premises is legally occupied and that the present improvement and use of the Premises is in compliance with law, including applicable zoning requirements. Seller represents that since January 1, 2000, Seller has not received any notice of violations of any laws, including applicable zoning requirements, and to the best of Seller's knowledge no such notice was received by Seller prior to January 1, 2000. Buyer acknowledges that Seller has informed Buyer that through discussions with the Salt Lake City Building Department, Seller has been informed that when the building situated on the Premises was constructed in 1985 no Certificate of Occupancy was issued. The Building Department has further indicated that Seller received all permits and governmental approvals, other than a Certificate of Occupancy, in connection with the construction of the building, following inspection of the building by the appropriate governmental authorities; however, the Certificate of Occupancy was not issued because it was not requested by Seller at the time. Seller agrees to obtain a letter from the Salt Lake City Building Department confirming the foregoing. Seller has not subsequently made any material alterations to the building without appropriate permit. Seller knows of no claim by any governmental authority that the building is not in compliance with law.

     (b) Seller represents that it has not applied for and has not consented to and will not consent to and has not received written notice of any application for, and will not apply for, any variance, special permit or rezoning of or for the Premises.

     (c) This Section shall survive closing.

     16. Maintenance of Premises. Seller covenants that prior to the closing it shall manage and operate the Premises in the same manner as it has heretofore managed and operated same and shall maintain the same in its present condition subject to casualty.

     17. Mineral Rights. Seller represents, to the best of Seller's knowledge, this representation to survive closing, that the mineral rights reservation by Union Pacific Land Resources Corporation has not been exercised and that Seller has not received any written notice that such reservation may be exercised and Seller does not have any notice of any oil, gas, or valuable minerals under the surface of the Premises.

     18. Tenants. Seller represents that at closing there shall not be any tenants or other occupants of all or part of the Premises other than FISMA Corporation, Instruments for Medicine and Diagnostics, Inc. and Instruments for Surgery. At closing, Seller shall assign to Buyer the said tenants' leases and deliver all security deposits to Buyer.

     19. Deed. The deed delivered by Seller shall be a special warranty deed.

     The deed shall include a grant of all appurtenances to the Premises.

     20. Mortgage Lender. In the event Buyer seeks to finance, in whole or in part, this purchase by mortgage (or deed of trust) loan, Seller shall cooperate with Buyer, so long as Seller does not incur expense or liability by reason of such cooperation.

     21. Warranties. Seller shall, at closing, transfer to Buyer whatever roof bond, equipment warranties and material and workmanship warranties Seller has with respect to the building and with respect to any other improvements to the Premises.

     22. First refusal right. Annexed hereto as Exhibit C is a description of a parcel known as 3850 West 1832 South, Salt Lake City, Utah ("Option Parcel"). Seller represents that Seller is and at closing will be the owner of the Option Parcel and the Option Parcel is not encumbered by any restriction which bars sale as contemplated in this Section. At closing, the parties shall enter into a first refusal agreement, in recordable form, pursuant to the form annexed hereto as Exhibit D, except that the form shall provide that Seller shall not, during the first refusal period, agree to sell other than a sale of the fee of the entire Option Parcel, all cash, to an unrelated third party in a sale unconnected to any other transaction. A sale on purchase money terms secured solely by the Premises is permitted provided Buyer is permitted to match those terms, regardless of the financial strength of the third-party offeror. With respect to the blank spaces in sections 3.7 and 3.8 of the right of first refusal agreement form, the form shall provide that the outside date shall be that date (the exact date shall be inserted) which is the two hundred fortieth (240th) day after the day of title closing of the Premises, unless Buyer shall have, before that date, commenced an action claiming that Buyer's rights to purchase remain in effect. The other blanks in the form shall be appropriately filled in. That agreement shall be recorded against the Option Parcel.

     23. Contamination. Seller represents, that to the best of Seller's knowledge this representation to survive closing for one (1) year, that Seller has not placed or permitted the placement on any portion of the Premises of toxic waste nor does Seller have any knowledge of any such toxic waste being on any part of the Premises. Further, Seller represents, this representation to survive closing for one (1) year, that Seller does not know of any threat to the Premises created by a toxic condition, such as the migration of subsurface oil, from another property. If contamination occurs between date of this Contract and closing, Seller shall notify Buyer, giving Buyer a reasonably detailed description of such contamination.

     For the purposes of this Section, "toxic waste" is materials which by any applicable law must be removed or encapsulated for safety to person. Buyer shall have the right, prior to closing, to inspect and test the Premises for toxic waste, provided Buyer does not unreasonably damage or interfere with the operation of the Premises.

     Buyer shall defend, indemnify and hold Seller harmless of and from all claims of third persons arising out of any unsafe or negligent acts or omissions by Buyer in the conduct of such examination and testing.

     24. No real estate brokers. Seller and Buyer each represents to the other that it has not dealt with a real estate broker in connection with the sale contemplated by this Contract. Each party shall defend, indemnify and hold the other harmless of and from all claims made by any real estate broker purporting to have dealt with the indemnitor.

     25. Merger. This Contract expresses the agreement of the parties on the subject matter, except as provided in the Other Contract. All prior representations and agreements on the subject matter are superseded by this Contract. This Contract cannot be modified, nor may any provision be waived except by writing signed by the party to be bound thereby. This Contract binds the parties hereto and inures to the benefit of said parties and their respective successors and assigns.

     26. Utah Law. This Contract shall be governed by the laws of the Utah, without application of the rules of conflicts of law.

     27. McMahan Enterprises, Inc. Seller represents that McMahan Enterprises, Inc. is the same corporation as the Seller, McMahan Enterprises, Inc. having changed its name to "McMahan Properties, Inc."

     In Witness Whereof, the parties have signed this Contract for the purchase of 3959 West 1820 South, Salt Lake City, Utah, as of the date first above written.


                                          McMahan Properties, Inc.


                                          By: /s/ Linda McMahan
                                              ----------------------------
                                              President


                                          Lumenis Holdings Inc.


                                          By: /s/ Sagi Genger
                                              ----------------------------
                                              President